Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OVERSTOCK.COM, INC.
a Delaware corporation
(Composite document reflecting amendments through July 14, 2014)
Overstock.com, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:
1. The name of the corporation is Overstock.com, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 27, 2002.
2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware (the “Delaware Law”).
3. The restatement herein set forth has been duly adopted pursuant to Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation’s Certificate of Incorporation.
4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
The name of this corporation is Overstock.com, Inc. (hereinafter, the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.0001 and each share of Preferred Stock shall have a par value of $0.0001. The total number of shares of Common Stock this Corporation shall have authority to issue is 100,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000.
The Preferred Stock initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), without further stockholder approval, and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.
Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.
The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the Preferred Stock.
ARTICLE V
The Corporation is to have perpetual existence.
ARTICLE VI
The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose term expire at such annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
ARTICLE VII
Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors or officers of the Corporation which would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 4. At the election of directors of the Corporation, each holder of Common Stock shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.
Section 5. The number of directors which constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.
ARTICLE VIII
Section 1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 2. The Corporation shall indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding

(or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Section 2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate Incorporation (as amended and restated from time to time, the “Restated Certificate of Incorporation”), the Bylaws of the Corporation, any statute, agreement, vote of the stockholders of the Corporation or disinterested directors of the Corporation or otherwise.
Section 3. Neither any amendment nor repeal of any Section of this Article VIII, nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article VIII, shall adversely affect any right or protection of any director or officer established pursuant to this Article VIII existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VIII, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE X
Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 2. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
ARTICLE XI
Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE XII
Section 1. Stockholders of the Corporation may not take action by written consent in lieu of a meeting, but must take any actions at a duly called annual or special meeting.
Section 2. Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by either (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, if there be one, (iii) the Chief Executive Officer of the Corporation or (iv) the President of the Corporation.
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by law and subject to the court's having personal jurisdiction over the indispensable parties named as defendants.
ARTICLE XIV
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is hereby executed as of the 31st day of May, 2002.

Overstock.com, Inc. a Delaware Corporation
By:	/s/ John B. Pettway
John B. Pettway,
Secretary